Exhibit 10.1

June 18, 2012

Edward C. Hauck

Senior Executive Vice President and

Chief Operating Officer

S&T Bank

800 Philadelphia Street

Indiana, PA 15701

Dear Ed:

The Board of Directors has asked me to accept on its behalf your decision to retire as Senior Executive Vice President and Chief Operating Officer of S&T Bancorp and S&T Bank (together, the “Bank”) effective March 29, 2013. This letter agreement (this “agreement”) sets forth the terms of your transition to retirement and your eligibility for certain benefits upon your retirement.

1. Employment During Transition to Retirement. From the date of this agreement until your retirement on March 29, 2013, you will continue to serve in your current capacity as Senior Executive Vice President and Chief Operating Officer on a full-time schedule to be mutually agreed upon between you and the Bank and at such work locations as mutually agreed upon between you and the Bank from time to time.

2. Eligibility Under Supplemental Health Coverage Plan. Following your retirement on March 29, 2013, you (and your spouse) will be covered by the S&T Bancorp, Inc. Supplemental Health Coverage Plan (the “SHCP”) under which you will be eligible for continued medical coverage subject to the terms and conditions of the SHCP, except that paragraph 8 of the SHCP will not apply. By signing this letter agreement, you acknowledge that you have read the SHCP and agree to its terms and conditions (as modified by the preceding sentence).

3. Certain Restrictive Covenants.

(a) You agree that while SHCP coverage is available to you after your retirement (not taking into account any loss of SHCP coverage due to your electing coverage under another employer’s medical plan, your non-payment of required premiums, or other actions on your part), you will not, directly or indirectly:

(i) become involved in any manner (as an employee, director, or otherwise) with any commercial bank or savings institution headquartered in, or that has branches or conducts operations in, any of the counties within the Commonwealth of Pennsylvania in which the Bank conducts operations as of the date of this agreement or the date of your retirement, provided that clause (i) shall not apply to bar you from providing consulting services to any commercial bank or savings institution;

(ii) solicit business of the same or similar type being carried on by the Bank from any person or entity known by you to be a customer of the Bank, whether or not you had personal contact with such person or entity by reason of your employment with the Bank; or

(iii) whether for yourself or any other person or entity, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Bank or induce or attempt to induce any employee of the Bank to terminate his or her employment with the Bank.

(b) Upon your termination of your service with the Bank, you will return to the Bank any Bank property you have in your possession and any confidential information or documents you have in your possession, including but not limited to computers, reports, manuals and any other documents or property provided by the Bank or its affiliates or developed by you in whole or in part in connection with your employment by the Bank or its affiliates. In addition, unless required by law, you will not disclose to others or use for any purpose (other than for the benefit of the Bank while employed by the Bank) any of the Bank’s confidential information, including but not limited to projections and budgets, business plans, or information about customers and vendors.

(c) You acknowledge and agree that the performance by you, and the enforcement by the Bank, of this paragraph 3 will cause no undue hardship on you and that you are receiving adequate consideration for your agreement to the terms of this paragraph 3. You also acknowledge and agree that the services you provide (and have provided) to the Bank are personal and unique and that the Bank would be irreparably harmed if you were to engage in conduct prohibited by this agreement. If you breach any of your obligations under this agreement, (i) your coverage under the SHCP will immediately terminate and the Bank will be entitled to recover prior payments provided to you under the SHCP and (ii) the Bank will be entitled to obtain all other available relief, including immediate injunctive relief.

4. Judicial Modification. If any provision of this agreement is held to be unenforceable, then this agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the agreement, valid and enforceable. If a court declines to amend this agreement as provided herein, the invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this agreement.

5. Successors and Assigns. This agreement will inure to the benefit of and be binding upon you, your legal representatives and estate, and the Bank, its successors and assigns, including any successor by merger, consolidation or otherwise.

6. Entire Agreement. This agreement embodies the complete agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, and for sake of clarity, this agreement does not alter your status as an at-will employee and the Bank retains the right to terminate your employment at any time for any reason or for no reason.

7. Amendment. This agreement may not be modified or amended, except by written agreement between the parties hereto.

8. Counterparts. This agreement may be executed by the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

9. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

The Board would like to express its appreciation for your outstanding record of achievement for the Bank over the past 38 plus years and wishes you all the best in the future.

Very truly yours,

/s/ Todd D. Brice
Todd D. Brice, President and CEO
On behalf of S&T Bancorp and S&T Bank

Agreed and accepted
as of the date first above written

/s/ Edward C. Hauck
Edward C. Hauck